Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 13, 2015, with respect to the consolidated financial statements of Civeo Corporation included in Amendment No. 1 to the Registration Statement (Form S-4) of Civeo Canadian Holdings ULC and the related Proxy Statement/Prospectus of Civeo Corporation.

/s/ Ernst & Young LLP

Houston, Texas

April 6, 2015